EXHIBIT 10.28

FIRST AMENDMENT TO THE MANUFACTURING AND SUPPLY AGREEMENT
DATED DECEMBER 7 2003

THIS FIRST AMENDMENT TO THE MANUFACTURING AND SUPPLY AGREEMENT DATED DECEMBER 7 2003 ("Amendment") is made effective as of 14 March 2005 (the “Effective Date”), by and between Lonza Biologics PLC, having its principal place of business at 228 Bath Road, Slough, Berkshire SL1 4DX, England ("LB"), Lonza Biologics, Inc. having its principal place of business at 101 International Drive Portsmouth, New Hampshire 03801 ("Lonza Inc") (collectively LB and Lonza Inc, hereinafter "Lonza"), and Genentech, Inc., a Delaware corporation, having its principal place of business at One DNA Way, South San Francisco, California 94080 ("Genentech").

BACKGROUND

The Parties have executed that certain Manufacturing and Supply Agreement by and between the Parties dated December 7, 2003 (“Agreement”) and wish now to amend said Agreement.

Lonza desires to add a fourth bioreactor to the Lonza Facility.

Genentech desires to utilize some of the capacity the fourth bioreactor will provide.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Installation of 4th Bioreactor. Lonza shall add a fourth bioreactor and associated equipment to the Lonza Facility.

2.
Validation of 4th Bioreactor. Following installation of such fourth bioreactor, Lonza shall use its Commercially Reasonable Best Efforts to validate such reactor for use with the Manufacturing Process and in order to commence Commercial Production of Bulk Drug (i.e., commencement of the first Commerical Run) with such fourth bioreactor, as soon as is reasonably practicable, but in any event no later than [*] Campaign, [*]; provided, in no event shall Lonza take any action that would impair or delay its obligation to conduct Commercial Production of Bulk Drug in the existing reactors at the Lonza Facility and deliver Bulk Drug in the amounts and time frame specified in the Agreement. Lonza shall notify Genentech in writing promptly upon Lonza becoming aware of any such activity that may result in such impairment or delay, and shall not initiate any such activity without obtaining Genentech’s prior written review and approval.

3.
Qualification Runs on 4th Bioreactor. Without limiting the foregoing, Lonza shall use Commercially Reasonable Best Efforts to perform [*] Qualification Runs to produce at least [*] on such fourth bioreactor by no later than [*] in this Section of the Amendment; provided, Genentech shall have no obligation to pay Lonza for more than [*]. Subject to the foregoing, for each [*] manufactured on such fourth bioreactor in conformance with cGMP, the Bulk Drug Specifications, the Target Yield, and the warranties in Section 7.1, Genentech shall pay Lonza an amount equal to [*]. Such amounts shall be the Purchase Price for such Qualifications Batches. Genentech may make whatever further uses of such Batches, including without limitation, any Product therefrom, as it shall determine is appropriate. Lonza shall use Commercially Reasonable Best Efforts to provide all the required documentation to Genentech to support the sBLA filing for the fourth bioreactor by no later than the [*]

4.
Commercial Production on 4th Bioreactor. Following the completion at commercial scale of at least [*] on such fourth bioreactor that complies with cGMP, the Bulk Drug Specifications, the Target Yield, and the warranties in Section 7.1, and execution and delivery by Lonza of the related Certificates of Compliance and Certificates of Testing, Genentech shall have the right to provide written notice to Lonza to commence, and following receipt of such notice Lonza shall commence, Commercial Production of Bulk Drug with such fourth bioreactor under this Agreement.

5.
Adjustments to Annual Minimums following Commencement of Commercial Production on the 4th Bioreactor. Concurrent with the Calendar Quarter in which Commercial Production of Bulk Drug on such fourth bioreactor commences, the Campaign Minimum Runs and Successful Commercial Batches for such Calendar Quarter and each Calendar Quarter thereafter, as detailed in Exhibit A of the Agreement, shall be amended to [*] (i.e., as of the effective date of this Amendment, [*]

6.	Rescheduling of the [*] Campaigns. Notwithstanding the Campaign, Campaign Minimum and Campaign Minimum Run schedule listed on Exhibit A:

(i) the [*]Campaign scheduled to commence in the [*] shall be rescheduled to the [*] such Campaign to commence on [*] and continue for a [*] during which time Lonza shall be obligated to perform [*]Campaign Minimum Runs;

(ii) the [*]Campaigns scheduled for the [*] and shall be rescheduled to the [*] such Campaign to commence on [*] and continue for a [*] during which time Lonza shall be obligated to perform [*] campaign Minimum Runs. It is the expectation of the Parties that [*] campaign Minimum Runs shall be allocated to conducting the [*] on the fourth bioreactor, as further described in Section 3 above; and

(iii) the [*] Campaign scheduled for the [*] shall be rescheduled to commence on [*] and continue for a Campaign [*] during which time Lonza shall be obligated to perform [*] Campaign Minimum Runs.

7.
Cross-Contamination. In order to minimize the risk of cross-contamination of Product with another product at the Lonza Facility, during the period of time that Lonza is processing any Bulk Drug in any of the existing bioreactors at the Lonza Facility, Lonza shall not introduce or process any other product in the fourth bioreactor after the process piping of such fourth bioreactor is connected to the existing bioreactors.

8	Genentech [*] 4th Bioreactor. With respect to [*.]

9.
All terms and conditions of the Agreement not modified by this Amendment shall continue in full force and effect. All capitalized terms not otherwise defined herein shall have the same definition as in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date.

GENENTECH, INC.

By:	/s/ DAVID EBERSMAN

Name:	David Ebersman
Title:	Senior Vice President, Finance

By:	/s/ PAT YANG

Name:	Pat Yang
Title:	Senior Vice President, Product Operations

LONZA BIOLOGICS, INC.

By:	/s/ GERHARD KLEMENT

Name:	Gerhard Klement
Title:	Chief Operating Officer

LONZA BIOLOGICS, PLC

By:	/s/ GERHARD KLEMENT

Name:	Gerhard Klement
Title:	Chief Operating Officer